EXHIBIT 5.1

                  OPINION OF AKERMAN, SENTERFITT & EIDSON, P.A.

                                  June 27, 1996

Aviation Sales Company
6905 NW 25th Street
Miami, Florida 33122

        RE:    AVIATION SALES COMPANY (THE "COMPANY")
               REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        You have requested our opinion with respect to (i) the issuance of up to 800,000 options (the "Options") to purchase a like number of shares of the Company's common stock, $.001 par value per share ("Common Stock"), 150,000 of which are issuable in accordance with the Company's 1996 Director Stock Option Plan and 650,000 of which are issuable in accordance with the Company's 1996 Stock Option Plan, and (ii) up to 800,000 shares of Common Stock issuable upon exercise of options granted or to be granted under the terms of the (the "Shares"), included in the Company's registration statement on Form S-8 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

        As counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that:

               When the Registration Statement becomes effective under the Securities Act, and when the Options are issued and distributed in accordance with and pursuant to the Company's 1996 Director Stock Option Plan and/or the Company's 1996 Stock Option Plan, the Options will be validly issued; and when the Shares are issued against delivery of adequate consideration therefor in accordance with and pursuant to the terms of the Company's 1996 Director Stock Option Plan and/or the Company's 1996 Stock Option Plan, the Shares will be validly issued, fully paid and nonassessable.

        We advise you that the foregoing opinion is limited to the securities laws of the United States of America and the corporate laws of the State of Delaware and that we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            AKERMAN, SENTERFITT & EIDSON, P.A.